PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 29 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated January 12, 2004
                                                                 Rule 424(b)(3)

                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2011

                        --------------------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series D (Euro Fixed Rate Senior Bearer Notes Due 2011) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:         (euro) 200,000,000

Maturity Date:            January 14, 2011

Settlement Date
  (Original Issue Date):  January 19, 2004

Interest Accrual Date:    January 14, 2004

Issue Price:              100.521%, plus accrued interest
                           from January 14, 2004

Agents' Discounts and
  Commissions:            .40%

Specified Currency:       Euro

Redemption Percentage
  at Maturity:            100%

Initial Redemption
  Percentage:             N/A

Annual Redemption
  Percentage Reduction:   N/A

Optional Repayment
  Date(s):                N/A

Maximum Interest Rate:    N/A

Minimum Interest Rate:    N/A

Interest Rate:            4.375% per annum (calculated on an actual/actual
                          basis, as described under "Calculation of Interest" below)

Interest Payment Dates:   Each January 14, commencing January 14, 2005;
                          provided that if any such day (including the maturity date) is not a business day, that interest payment will be made on the next succeeding business day;
                          provided further that no adjustment will be made to any interest payment made on that succeeding business day.

Interest Payment Period:  Annual

Denominations:            Euro 1,000, 10,000 and 100,000

Business Day:             New York, London and TARGET

Temporary Common Code:    018417715

Temporary ISIN:           XS0184177151

Permanent Common Code:    18148234

Permanent ISIN:           XS0181482349

Other Provisions:         See below

                                                       (continued on next page)


     Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY
COMMERZBANK SECURITIES                                                WESTLB AG

     Calculation of Interest. The actual/actual day-count fraction applied to calculate the amount of interest payable in respect of each note will be the number of days in the relevant period from and including the most recent interest payment date (or, if none, the interest accrual date) to but excluding the relevant payment date divided by the number of days in the corresponding reference period within which the relevant payment date falls. "reference period" means each period from and including a reference date to but excluding the next reference date. "reference date" means January 14 in each year.

Plan of Distribution:

     We will issue these notes in temporary global bearer form with the Temporary ISIN XS0184177151 and Temporary Common Code 018417715. Once these notes have been exchanged for notes in permanent global bearer form, on or about March 1, 2004, they will be combined with our Global Medium-Term Notes, Series D, Euro Fixed Rate Senior Bearer Notes Due 2011, issued on November 26, 2003,with the ISIN XS0181482349 and the Common Code 18148234, and offered pursuant to pricing supplement No. 16, dated November 21, 2003, to the prospectus dated August 26, 2003 and the prospectus supplement dated August 26, 2003 (the "original notes"). Following the exchange, both these notes and the original notes issued on November 26, 2003, in a combined aggregate principal amount of (U) 700,000,000, will bear the ISIN XS0181482349 and the Common Code 18148234.

     On January 12, 2004, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 100.121%, which we refer to as the "purchase price," plus accrued interest from January 14, 2004. The purchase price equals the stated issue price of 100.521% less a combined management and underwriting commission of 0.40% of the principal amount of these notes.

                                                            Principal Amount of
                                                                   Notes
                                                            -------------------
          Morgan Stanley & Co. International Limited......   (euro) 196,000,000
          Commerzbank Aktiengesellschaft..................            2,000,000
          WestLB AG.......................................            2,000,000
                                                             ------------------
               Total                                         (euro) 200,000,000
                                                             ==================

Tax Redemption:

     For purposes of determining whether Morgan Stanley may effect a tax redemption as a result of a change in or amendment of applicable law or the interpretation thereof, the effective date for such change or amendment must be on or after November 21, 2003, the initial offering date of the original notes. See "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.


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